UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/19/2007

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02.    Termination of a Material Definitive Agreement

a) On January 13, 2005, MainStreet BankShares, Inc. ("MainStreet"), Smith River Community Bank, N.A. ("Smith River") and Argentum Capital Management, LLC ("Argentum") entered into an agreement where MainStreet agreed to sell and Argentum or its assigns agreed to purchase, all of the outstanding shares of the common stock of Smith River for $6,500,000. Also as part of the transaction, Smith River agreed to outsource certain administrative and related activities to MainStreet for a period of 3 years following the closing for an annual fee of $505,000, adjusted annually for certain conditions. The closing was effective March 23, 2005 and an Administrative Services Agreement ("Agreement") was also executed on that same date. The Agreement had been amended to include River Bancorp, Inc., the holding company formed for Smith River, and 1st Medallion Mortgage Corporation, a subsidiary formed under River Bancorp, Inc. The Agreement expires March 22, 2008. MainStreet has elected to not renew the Agreement and has given the required notice to Smith River, River Bancorp, Inc. and 1st Medallion Mortgage Corporation.

Item 8.01.    Other Events

MainStreet's Board of Directors, at their regularly schedule board meeting on September 19, 2007 approved a cash dividend of $.05 payable on November 9, 2007 to shareholders of record on October 19, 2007. This is MainStreet's first cash dividend since its inception.

At the same board meeting, the Board of Directors approved a plan to repurchase up to 100,000 shares of the Company's common stock which represents approximately 5.6% of its outstanding shares. The open ended plan is effective immediately. Shares may be purchased on the open market or through privately negotiated transactions. Price, timing and the number of shares repurchased, if any, will be based on various market conditions. No termination date was set for the program. MainStreet is quoted on the Over the Counter Bulletin Board under the symbol MREE.

Item 9.01.    Financial Statements and Exhibits

d) Exhibits

See index to exhibits.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: September 24, 2007	By:	/s/ LARRY A. HEATON
LARRY A. HEATON
PRESIDENT/CHIEF EXECUTIVE OFFICER

MAINSTREET BANKSHARES INC

Date: September 24, 2007	By:	/s/ BRENDA H. SMITH
BRENDA H. SMITH
EXECUTIVE VICE PRESIDENT/CFO/CORPORATE SECRETARY

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release announcing first cash dividend and stock repurchase program.